Exhibit 99.1

NEWS RELEASE

Contacts:
Media:	Jeffrey Simek	Investors:	Susan DeWitt
	201-269-6400		201-269-6187
	jeffrey_simek@medcohealth.com		susan_dewitt@medcohealth.com

Medco Health Solutions and UnitedHealthcare

Renew Strategic Relationship

•	Multi-year agreement beginning Jan. 1, 2004
•	Represents more than $7 billion in projected annual net revenues for Medco Health in 2004

FRANKLIN LAKES, N.J., Jan. 12, 2004 – Medco Health Solutions, Inc., (NYSE: MHS) the nation’s largest pharmacy benefit manager (PBM), today announced a multi-year agreement to provide administrative support services for the pharmaceutical benefit management enterprises of UnitedHealthcare and certain other businesses of UnitedHealth Group (NYSE:UNH), the nation’s leading diversified health and well-being services enterprise.

Under the new agreement, Medco Health will provide a range of support and administrative services, including home delivery, to support UnitedHealthcare’s pharmaceutical benefit products and services. The agreement, which is effective Jan. 1, 2004, has an initial term of 5 years ending Dec. 31, 2008 and, at UnitedHealthcare’s option, may be extended for 3 additional years ending Dec. 31, 2011.

“Pharmacy benefit management has become increasingly complex and the best results are obtained by forging long-term strategic partnerships,” said David Snow chairman, president and CEO of Medco Health. “Our new multi-year agreement, the largest single client contract in the PBM industry, demonstrates UnitedHealthcare’s commitment to Medco Health’s industry leading technology, services and tools in support of UnitedHealthcare’s leading pharmaceutical management enterprises.”

UnitedHealthcare is Medco Health’s largest customer and represented 18 percent of Medco Health’s net revenue for the nine months ending Sept. 27, 2003.

- more -

About Medco Health

Medco Health Solutions, Inc., (www.medcohealth.com) is the nation’s largest pharmacy benefits manager, based on its 2002 net revenues of approximately $33 billion. Medco Health assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private and public-sector employers and healthcare organizations, including about 190 of the Fortune 500 companies. Medco Health is traded on the New York Stock Exchange under the symbol MHS.

This press release contains “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the disclosure regarding Medco Health in our registration statements on Form 10 (SEC File No. 1-31312) and Form S-1 (SEC File No. 333-86404) filed with the Securities and Exchange Commission, including the risks and uncertainties facing our business described therein. Such risks include but are not limited to the possible termination or modification of contracts with key customers.

# # #